Exhibit 16.1

Beckstead and Watts, LLP
Certified Public Accountants

2425 W Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 tel
702.362.0540 fax

January 3, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Navstar Media Holdings, Inc. (formerly Premier Document Services, Inc.) (the “Company”) and reported on the financial statements of the Company for the years ended December 31, 2004 and 2003. On January 3, 2006, we were notified that we were dismissed by the Company as principal accountants. We have read the Company’s statements included under Item 4 of its Form 8-K dated January 3, 2006, and we agree with such statements except that we cannot confirm or deny that the appointment of Moore Stephens Worth Frazer and Torbet, LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Beckstead and Watts, LLP
Beckstead and Watts, LLP